                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of report (date of earliest event reported): October 14, 1998



                              ORYX ENERGY COMPANY
            (Exact name of registrant as specified in its charter)


         DELAWARE                     1-10053                  23-1743284
     (State or other                (Commission              (IRS Employer
jurisdiction of incorporation)      File Number)          Identification No.)





        13155 NOEL ROAD, DALLAS, TEXAS                   75240
   (Address of Principal Executive Offices)            (Zip Code)



      Registrant's telephone number, including area code: (972) 715-4000


        (Former name or former address, if changed since last report):
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ITEM 5.    Other Events


     On October 14, 1998, Kerr-McGee Corporation, a Delaware corporation ("Kerr-McGee"), and Oryx Energy Company, a Delaware corporation ("Oryx"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Oryx will be merged with and into Kerr-McGee (the "Merger") with Kerr-McGee to be the surviving corporation in the Merger, on the terms and subject to the conditions thereof. Prior to the Effective Time (as defined in the Merger Agreement), each share of common stock, par value $1.00 per share, of Oryx (the "Oryx Common Stock") will be converted into 0.369 shares of Oryx Common Stock (or cash in lieu of fractional shares) (the "Reverse Split"). At the Effective Time, each share of Oryx Common Stock issued and outstanding following the Reverse Split will be converted into the right to receive from Kerr-McGee one share of common stock, par value $1.00 per share, of Kerr-McGee ("Kerr-McGee Common Stock"). The Merger is intended to be accounted for as a pooling of interests and to be tax-free to the holders of Oryx Common Stock.

     Consummation of the Merger is subject to a number of conditions, including
(i) receipt of approval of the holders of a majority of the outstanding shares of Oryx Common Stock, (ii) receipt of the approval of the holders of a majority of the outstanding shares of Kerr-McGee Common Stock, (iii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) certain other customary closing conditions.

     The Merger Agreement provides for the payment by either party to the other of a termination fee of $60 million, plus $5 million for expenses, if the Merger Agreement is terminated in certain circumstances. These circumstances generally involve: (i) an adverse change in (or failure to reconfirm) the recommendation of a party's Board of Directors to such party's stockholders to approve the Merger; (ii) the approval or recommendation by a party's Board of Directors of another acquisition proposal; (iii) the triggering of a party's Rights Agreement; (iv) the acceptance by a party of a superior proposal; or (v) the failure of a party's stockholders to approve the Merger after a competing proposal has been publicly communicated, if such party enters into a definitive agreement for a transaction within 12 months of such termination and such transaction is later consummated.

     As an inducement and condition to Kerr-McGee's entering into the Merger Agreement, Oryx, as issuer, and Kerr-McGee, as grantee, entered into a Stock Option Agreement (the "Oryx Option Agreement"), whereby, among other things,
Oryx granted to Kerr-McGee an option to purchase 21,140,482 shares of Oryx
Common Stock, at a price per share equal to $11.50, representing approximately 19.9% of the outstanding shares of Oryx Common Stock. The same circumstances which give rise to the payment of the termination fee by Oryx also trigger Kerr-McGee's right to exercise its option under the Oryx Option Agreement. The maximum profit under the Oryx Option Agreement is limited to $70 million, including any
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                                                                               3

termination fees and expenses paid by Oryx pursuant to the Merger Agreement. Oryx and Kerr-McGee have also entered into a substantially identical stock option agreement (the "Kerr-McGee Option Agreement"), pursuant to which Kerr-McGee has granted to Oryx an option to purchase 9,434,181 shares of Kerr-McGee Common Stock, at a price per share equal to $46.94, representing approximately 19.9% of the outstanding shares of Kerr-McGee.

     In connection with the Merger Agreement, Oryx has entered into an amendment (the "Rights Agreement Amendment") to its Rights Agreement dated as of September 11, 1990 in order to render the rights issued thereunder inapplicable to the Merger Agreement and the Oryx Option Agreement and the transactions contemplated thereby. Kerr-McGee has entered into a similar amendment to its Rights Agreement dated as of July 9, 1996 in order to render the rights issued thereunder inapplicable to the Merger Agreement and the Kerr-McGee Option Agreement and the transactions contemplated thereby.

     Copies of the Merger Agreement, the Kerr-McGee Option Agreement, the Oryx Option Agreement, and the Rights Agreement Amendment are attached hereto as exhibits, and the foregoing descriptions of such agreements are qualified in their entirety by reference to the full text of such exhibits. A joint press release announcing the transaction was issued on October 15, 1998, and is attached hereto as an exhibit, and the information contained therein is incorporated herein by reference.
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ITEM 7.    Financial Statements and Exhibits

(c)  Exhibits


Exhibit No.         Description

2.1 Agreement and Plan of Merger by and between Kerr-McGee Corporation and Oryx Energy Company, dated as of October 14, 1998.

4.1 First Amendment to Rights Agreement by and between Oryx Energy Company and ChaseMellon Shareholder Services, L.L.C. (as successor to Manufacturers Hanover Trust Company), dated as of October 14, 1998.

10.1 Stock Option Agreement by and between Oryx Energy Company and Kerr-McGee Corporation, dated as of October 14, 1998.

10.2 Stock Option Agreement by and between Kerr-McGee Corporation and Oryx Energy Company, dated as of October 14, 1998.

99.1       Joint Press Release dated October 15, 1998.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ORYX ENERGY COMPANY


                                    /s/ Edward W. Moneypenny
                                    -------------------------------------
                                    By: Edward W. Moneypenny
                                    Executive Vice President, Finance, and Chief
                                    Financial Officer


Date:  October 21, 1998
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                                 EXHIBIT INDEX


Exhibit No.         Description                                   Page No.

2.1 Agreement and Plan of Merger by and between Kerr-McGee Corporation and Oryx Energy Company, dated as of October 14, 1998.

4.1        First Amendment to Rights Agreement by and between
           Oryx Energy Company and ChaseMellon Shareholder
           Services, L.L.C. (as successor to Manufacturers
           Hanover Trust Company), dated as of
           October 14, 1998.

10.1       Stock Option Agreement by and between
           Oryx Energy Company and Kerr-McGee Corporation, dated as of October 14, 1998.

10.2       Stock Option Agreement by and between Kerr-McGee
           Corporation and Oryx Energy Company, dated as of October 14, 1998.

99.1       Joint Press Release dated October 15, 1998.